EXHIBIT 21




                             LIST OF SUBSIDIARIES


     The Partnership is a general partner in JMB/Spring Hill Associates, an Illinois general partnership which holds title to Spring Hill Fashion
Center.   Reference is made to Note 2(c) for a summary description of the terms of such partnership agreement. The Partnership's interest in the foregoing joint venture partnership and the results of its operations are included in the consolidated financial statements of the Partnership filed with this annual report.